Exhibit 10.6

ROYALTY DEED (EP 76, EP 98, EP 117) – DALY WATERS

This Deed is dated on and is effective from the 18th day of September 2022 and is between:

Tamboran Resources Limited (ACN 135 299 062) of 110-112 The Corso, Manly NSW 2095, Australia (“Owner”);

and

Daly Waters Royalty, LP—a Delaware Limited Partnership of 303 Colorado Street Suite 2050 Austin, TX 78701 USA (“Royalty Holder”),

with each of these parties individually referred to in this Deed as a “Party” and collectively as the “Parties”.

Recitals

(a)

Origin Energy B2 Pty Ltd (ABN 42 105 431 525) (“B2”) holds a 77.5% legal and equitable interest in the Exploration Permits, such that the economic interest in the Exploration Permits held by the Owner (including its Related Parties) on the Effective Date, as the 50% shareholder in B2, is 38.75%.

(b)

This Deed evidences a grant by the Owner of an ORRI to the Royalty Holder in respect of all Petroleum produced from the Land by authority of any of the Exploration Permits which is attributable to the Origin Interest, subject to the terms of this Deed and the payment of the Initial Payment by the Royalty Holder.

(c)	The ORRI shall be at a rate of 2.34358% on the terms set out in this Deed.

Deed

1.

1.1	Definitions

In this Deed unless the context otherwise requires:

Associated Party means:

(a)	that is the Owner’s successors or assigns;

(b)	that is a Related Body Corporate (within the meaning of the Corporations Act) of the Owner, its successors or assigns;

(c)	that is a Related Party (within the meaning given in s 228 of the Corporations Act) of the Owner, its successors or assigns;

(d)	that is a transferee of the Exploration Permits;

(e)	that is controlled by the Owner, its successors or assigns;

(f)	that is owned or operated by the Owner, its successors or assigns;

(g)	in which the Owner, its successors or assigns holds a beneficial interest;

(h)	from which the Owner, its successors or assigns receives economic benefit (directly or indirectly) from or in relation to the production of Petroleum from the Lands; or

(i)	party to any contractual arrangement, understanding or scheme with any of the persons listed in (a) – (h) regarding the production of Petroleum from the Lands.

CDP means the Central Delivery Point, being the location of equipment owned and operated by the Owner and/or a third party gatherer within or outside the Lands, for gathering and measurement of natural gas and/or oil volumes, which is common to two or more wells.

Change in Control in respect of an entity means:

(a)	it coming under the Control of any person who did not Control that entity as at the Effective Date; or

(b)	it ceasing to be Controlled by the person who Controlled that entity as at the Effective Date,

including by way of a direct Change in Control (whether through merger, spin-off, sale of shares or other equity interests, or otherwise) through a single transaction or series of related transactions, from one or more transferors to one or more transferees.

Control in relation to an entity means the possession directly or indirectly of the power (whether or not having statutory, legal or equitable force or based on statutory, legal or equitable rights or otherwise) by a person to directly or indirectly:

(a)	control the composition of the board of directors of the entity;

(b)	control more than half of the voting power in the entity;

(c)

control more than half of the issued share capital of the entity, excluding any part thereof which carries no right to participate beyond a specified amount in the distribution of either profit or capital; or

(d)	direct or cause the direction of the financial and operating policies of the entity.

Controls and Controlled have a corresponding meaning.

Cross Charge means the security granted over interests held in assets including the Exploration Permits provided by each of the participants (including B2) in the unincorporated joint venture in respect of the Exploration Permits to secure performance of obligations under the JOA.

Deed means this Royalty Deed (EP 76, EP 98, EP 117) – Daly Waters.

Defensible Title means registered title in the Exploration Permits which is subject to the Existing Burdens but otherwise is:

(a)	registered by the Northern Territory Government, and approved or consented to by Local Aboriginal Groups and the Northern Land Council; and

(b)

free and clear of all encumbrances or other title defects that would have a material and adverse effect on the Owner’s ownership of the Exploration Permits, or that are created by, through or under the Owner, other than:

(i)	the Cross Charge;

(ii)	any encumbrance granted to a bona fide financier that complies with clause 4.3 of this Deed; and

(iii)	any other encumbrance that is granted with the consent of the Royalty Holder.

Effective Date means the later of the:

(a)	date of this Deed; and

(b)	the date on which Completion under the Share Sale Agreement occurs.

Existing Burdens means

(a)	the 10% or other percentage royalty payable to the Northern Territory in accordance with Part III, Division 5, Section 84 of the Petroleum Act of the Northern Territory;

(b)

up to 2% royalty (whichever is applicable, pursuant to Section 8 of Annexure B; Production Principles) with the Northern Land Council payable to the Local Aboriginal Groups through the Northern Land Council;

(c)	the 0.8% overriding royalty interest to the TOG Group, being Malcolm John Gerrard, Territory Oil & Gas LLC and Tom Dugan Family Partnership LLC;

(d)	the encumbrance created by the Origin Royalty Security Deed; and

(e)	the Cross Charge.

Exploration Permits means the exploration permits listed in Schedule A, and includes any extension, renewal, variation, conversion, amalgamation, replacement or substitution of any of those exploration permits which is granted in respect of the whole or part of the Lands, including any production tenement which is granted to the Owner in substitution for or as a consequence of any right under the any of the Exploration Permits.

Initial Payment means US$12,108,468.64.

Lands means the lands which are the subject to the Exploration Permits as at the Effective Date.

JOA means the joint operating agreement governing activities undertaken in respect of the Exploration Permits from time to time.

Local Aboriginal Groups means the groups which represent the lawfully recognised traditional owners of any part of the Land.

Minister has the meaning given to that term in the Petroleum Act.

Origin Interest means, subject to clause 3.8, the indirect interest in the Exploration Permits held by the Owner (and its Related Parties) through its 50% shareholding in B2 as at the Effective Date (being 38.75%).

Origin Royalty Security Deed means the royalty security deed entered between the Owner and the relevant Origin Energy Limited subsidiary on or about the date of this Deed.

ORRI means the overriding royalty interest granted by the Owner to the Royalty Holder in accordance with this Deed.

Parties means the parties to this Deed.

Petroleum has the same meaning as in section 5 of the Petroleum Act.

Petroleum Act means the Petroleum Act 1984 (Northern Territory).

Register has the meaning given to that term in the Petroleum Act.

Share Sale Agreement means the share sale agreement entered on or about the date of this Deed for the acquisition of 100% of the shares in B2 from Origin Energy Upstream Holdings Pty Ltd by an entity jointly owned by subsidiaries of Owner and Sheffield Holdings, LP.

Shareholders Agreement means the ‘Joint Venture and Shareholders Agreement’ between the Owner, the Royalty Holder and their Related Parties governing the shareholding and operation of B2.

Successors and Assigns means any successors or assigns of an Associated Party.

Transfer means, in relation to an interest or a right, to sell, transfer, dispose or assign or otherwise part with possession of all or part of that interest or right.

US$ means U.S Dollars.

1.2	Interpretation

In this Deed, except where the context otherwise requires:

(a)	the singular includes the plural and vice versa, and a gender includes other genders;

(b)	another grammatical form of a defined word or expression has a corresponding meaning;

(c)

except as otherwise defined in this document, a reference to a party is to a party to this document, and a reference to a party to a document includes the party’s executors, administrators, successors and permitted assigns and substitutes;

(d)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(e)	a word or expression defined in the Corporations Act has the meaning given to it in the Corporations Act;

(f)	no consideration shall be given to the headings, which are inserted only for convenience in locating provisions of Deed and not as an aid in its construction;

(g)	no consideration shall be given the fact or presumption that one Party has had a greater or lesser hand in drafting this Deed than any other Party;

(h)	a defined term has a defined meaning everywhere in this Deed, regardless of whether the term appears before or after the place in this Deed where the term is defined; and

(i)	the singular includes the plural and vice versa, and a gender includes other genders.

2.	Payment of Initial Payment and Effective Date

2.1	Within 3 days of the Effective Date, the Royalty Holder must deposit the Initial Payment into the bank account nominated by the Owner in cleared funds.

3.	Grant of Royalty

3.1

Subject to payment of the Initial Payment, the Owner does hereby grant to the Royalty Holder an ORRI in respect of all Petroleum produced from the Lands by authority of any of the Exploration Permits which is attributable to the Origin Interest on the terms of this Deed.

3.2

The ORRI shall be at the rate of 2.34358 % of the gross value at the wellhead of all Petroleum produced from the Lands which is attributable to the Origin Interest. The ORRI shall be calculated in the same manner as the 10% royalty payable to the Northern Territory as set forth in Part III, Division 5, Section 84, excluding section 84(6), of the Petroleum Act, as amended, replaced or re-enacted from time to time with the exception that:

(a)

should the aforementioned calculation be based on the ‘net-back’ or ‘work-back’ method and include amount(s) attributable to a proportionate share of gathering, transportation, processing, treating and related costs which are incurred downstream of each CDP, such costs shall be capped at 30% of the sales price to an arms-length third party purchaser of the Petroleum;

(b)	the calculation of the ORRI shall not include any amounts in respect of any tax or duty other than as provided in section 84(8) of the Petroleum Act of the Northern Territory of Australia; and

(c)

if the royalty payable to the Northern Territory under the Petroleum Act ceases to be calculated by reference to the gross value at the wellhead, then the Owner and the Royalty Holder shall, acting in good faith, agree such amendments to the determination of the ORRI under this Deed so as to give effect to the original intent of the Parties that the Owner grants the Royalty Holder a ORRI calculated at the rate of 2.34358% of the gross value at the wellhead of all Petroleum produced from the Lands attributable to the Origin Interest. If the Parties have not agreed such amendments, and signed a deed of amendment giving effect to the amendments, within 90 days of the date that the relevant amendments to the calculation of the royalty payable to the Northern Territory under the Petroleum Act take effect, either Party may refer the matter for resolution by an independent expert in accordance with clause 14.3.

3.3

All payments of the ORRI shall be made within 60 days of the end of each month, into the bank account nominated by the Royalty Holder, in cleared funds and shall not be reduced by or offset against any amount the Royalty Holder (or any of its Related Parties) may owe to the Owner (or any of its Related Parties). Payment of the ORRI shall be made in the manner as directed by the Royalty Holder from time to time and the Owner shall include a statement with each payment that sets out the quantity of Petroleum sold in the relevant month, a breakdown of the calculation of the ORRI and any other substantiating information available to the Owner (or any its Related Parties) that the Royalty Holder may reasonably require in relation to the calculation or payment of the ORRI. The Owner must procure that B2 provides to the Royalty Holder a copy of the annual royalty return that is submitted under the Petroleum Act.

3.4	The ORRI shall extend and apply to, to the extent of the Origin Interest:

(a)	the Exploration Permits including extensions or renewals; and

(b)	any and all future permits, titles or licences granted or issued in respect of the whole or any part of the Lands.

3.5	The ORRI is a contractual right granted by the Owner and the Owner acknowledges and warrants that the ORRI applies to, to the extent of the Origin Interest:

(a)	the Exploration Permits including extensions or renewals; and

(b)	any and all future permits, titles or licences granted or issued in respect of the whole or any part of the Lands,

in accordance with clause 3.4.

3.6

Nothing in this Deed shall limit or affect B2’s obligation to the Northern Territory government to relinquish acreage after the completion of the three stage work programme or in connection with renewal applications for each of the Exploration Permits. For the avoidance of doubt, on relinquishment of the necessary acreage, to be determined at a point of time in the future and in agreement with or as required by the Northern Territory government, the associated ORRI over that acreage shall extinguish (subject to the rights of Revival in clause 5.2).

3.7

If B2 intends to convert, substitute or otherwise replace any Exploration Permit for a new permit, title, licence or other petroleum right, the Owner must give the Royalty Holder notice of the intention to do so, and Royalty Holder may then require the Owner to execute an assumption deed confirming that this Deed applies to the Origin Interest in the new permit, title, licence or petroleum right and the Parties will take all steps required to apply for and obtain any approval and registration required under the Petroleum Act.

3.8	Despite anything else in this Deed, if pursuant to either of clauses 13 or 14 of the Shareholders Agreement, the Owner becomes the holder of all of the issued shares in B2, in consideration for:

(a)	the transfer to the Royalty Holder (or an Associated Party of the Royalty Holder) of part of the area of Exploration Permits (whether by division into new permits, titles, licenses or otherwise):

(i)

the Exploration Permits, Permit Area and Lands shall exclude all areas and parts of the Exploration Permits so transferred, and no ORRI shall be payable for Petroleum produced from, and no Revival shall ever apply in respect of, such areas and parts; and

(ii)

the Origin Interest in the areas and parts of the Exploration Permits not excluded pursuant to clause 3.8(a)(i) will be increased correspondingly to the proportionate interest in B2 transferred to the Owner (i.e. if the Royalty Holder transfers 50% of the shares in B2, the Origin Interest would become 77.5%); or

(b)

the transfer to the Royalty Holder (or an Associated Party of the Royalty Holder) of half of B2’s interest in the Exploration Permits, the Origin Interest, Exploration Permits, Permit Area, calculation of ORRI and application of Revival will remain the same (reflecting that this would not change the Owner’s economic interest which is subject to the ORRI).

4.	Assignment

4.1	Other than pursuant to clause 13 or 14 of the Shareholders Agreement, the Owner:

(a)	may not Transfer all or any portion of its Origin Interest, and must procure that B2 does not Transfer any part of its interest, in the Exploration Permits, to a third party; and

(b)	may not Transfer all or any of the shares that it (or its Related Parties) hold in B2,

unless any such sale is made specifically subject to the terms of this Deed and the Owner has procured a deed of assignment and assumption in accordance with clause 4.2.

4.2	The Owner, any Associated Party and Successors and Assigns must procure that any transferee, other than pursuant to clause 13 or 14 of the Shareholders Agreement, of:

(a)	the Origin Interest in an Exploration Permit or a part of the Origin Interest in an Exploration Permit; or

(b)	the Origin Interest in any and all future permits, titles, or licences in respect of the Lands; or

(c)

all or any of the shares that it (or its Related Parties) hold in B2, executes a deed of assignment and assumption with the Royalty Holder and the relevant Transferee, on terms acceptable to the Royalty Holder, acting reasonably, in respect of the relevant proportionate share of the obligations under this Deed that are being Transferred (and from which the Owner is being released).

4.3

Other than for any replacement or variation to the Cross Charge or the Origin Royalty Security Deed, the Owner covenants in favour of the Royalty Holder that it (and its Related Parties) will not mortgage, charge or otherwise grant an encumbrance over the whole or any part of the Origin Interest or this Deed unless the encumbrancee executes an assumption deed (or similar priority deed) with the Owner and the Royalty Holder (on terms acceptable to the Royalty Holder, acting reasonably) under which the encumbrancee and any receiver, receiver and manager, controller or administrator appointed by the encumbrancee agrees to be bound by the terms of this Deed in exercising the encumbrancee’s powers or remedies under the encumbrance, as if it was a party to this Deed and any sale or exercise of power will be subject to the Royalty Holder’s rights under this Deed.

5.	Surrender and relinquishment

5.1

If B2 is required by the Petroleum Act to relinquish (including as part of any renewal application), or the majority of the holders of the Exploration Permits agree to surrender, all or part of an Exploration Permit, then B2 may reduce the area of the Exploration Permit or that part of the Exploration Permit which is being relinquished or surrendered and upon such reduction, but subject to the rights arising on Revival (as defined below), this Deed no longer applies to that area so reduced and those parts of the Land which relate to the Exploration Permit or that part of the Exploration Permit which has been relinquished or surrendered. The Owner will notify the Royalty Holder of any reduction or surrender undertaken under this clause from time to time.

5.2

If any part of the area of any Exploration Permit, as at the Effective Date, is relinquished or surrendered and another permit is subsequently granted to or acquired by the Owner or an Associated Party of the Owner (including B2) over any part of the same area within five years of its relinquishment or surrender (Revival), then upon such Revival the Land which relates to the relinquished or surrendered area that is included in the new permit will again become subject to this Deed and the obligation to pay the ORRI by the Owner as if its proportionate interest in such new permit were part of the Origin Interest in the Lands which are the subject of the Exploration Permits. The Owner agrees to enter into any documentation reasonably required by the Royalty Holder in order to give effect to this.

6.	GST

6.1	Definitions

Any terms capitalised in this clause 6 and not already defined in clause 1.1 have the same meaning given to those terms in the A New Tax system (Goods and Services Tax) Act 1999 (Cth).

6.2	GST exclusive

Except under this clause 6, the consideration for a Supply made under or in connection with this Deed or any related transaction document does not include GST.

6.3	Taxable Supply

If a Supply made under or in connection with this Deed is a Taxable Supply, then at or before the time any part of the consideration for the Supply is payable:

(a)	the Recipient must pay the Supplier an amount equal to the total GST for the Supply, in addition to and in the same manner as the consideration otherwise payable under this Deed for that Supply; and

(b)	the Supplier must give the Recipient a Tax Invoice for this Supply.

6.4	Late GST change

For clarity, the GST payable under clause 6.3 is correspondingly increased or decreased by any subsequent adjustment to the amount of GST for the Supply for which the Supplier is liable, however caused.

6.5	Reimbursement or indemnity

If either party has the right under the document to be reimbursed or indemnified by another party for a cost incurred in connection with this Deed, that reimbursement or indemnity excludes any GST component of that cost for which an Input Tax Credit may be claimed by the party being reimbursed or indemnified, or by its Representative Member, Joint Venture Operator or other similar person entitled to the Input Tax Credit (if any).

6.6	Warranty that Tax Invoice is issued regarding a Taxable Supply

Where a Tax Invoice is given by the Supplier, the Supplier warrants that the Supply to which the Tax Invoice relates is a Taxable Supply and that it will remit the GST (as stated on the Tax Invoice) to the Australian Taxation Office.

6.7	Progressive or Periodic Supplies

Where a Supply made under or in connection with this document is a Progressive or Periodic Supply, clause 6.3 applies to each component of the Progressive or Periodic Supply as if it were a separate supply.

7.	Approval and registration of the ORRI

7.1

Within 20 business days of the Effective Date, the Owner must procure that B2 applies to have this Deed approved by the Minister as a dealing and entered in the Register against the Exploration Permits in accordance with section 96 of the Petroleum Act. For completeness it is noted that Petroleum Act specifically states at section 97 that the approval of an instrument as a dealing against the Exploration Permits does not give to it any (greater) force, effect or validity.

7.2

The Owner and the Royalty Holder must each use its best endeavours to ensure that this Deed is approved by the Minster as a dealing and entered in the Register against the Exploration Permits in accordance with section 96 of the Petroleum Act as soon as reasonably practicable after the Effective Date, including by providing all reasonable assistance to each other. If this Deed has not been approved by the Minister as a dealing and entered in the Register against the Exploration Permits in accordance with section 96 of the Petroleum Act by the date that is 12 months after the Effective Date (or such later date as may be mutually agreed in writing by the parties, with a further period of 12 months allowed unless the Minister has refused in writing to provide the registration), then the Royalty Holder may, at its sole discretion, terminate this Deed by giving no less than 60 days’ notice in writing to the Owner. If a notice of termination is issued pursuant to this clause 7.2 then:

(a)	the Owner must refund the Initial Payment to the Royalty Holder within 30 days in cleared funds;

(b)

subject to clauses 7.2(a) and 7.2(c), this Deed will be of no further effect and no party will be liable to the other party except in respect of any breach of this Deed occurring before that termination, and each party is released from its obligations to perform under this Deed; and

(c)	each party retains the rights it has against the other party concerning a past breach of this Deed.

8.	Representations

Each Party represents and warrants the following to each other Party:

(a)	it is a company duly organised and validly existing under the laws of the country where it is incorporated;

(b)	the Party has all requisite corporate power and authority to enter into this document and consummate the transactions contemplated by this document; and

(c)	it has taken all necessary corporate action to authorise the entry into and performance of this document.

9.	Owner’s Specific Representations and Warranties

9.1

As at the date of signing this Deed, the Owner represents and warrants in favour of the Royalty Holder that the representations and warranties set out in clauses 9.2 to 9.3 (inclusive) below are true, correct and not misleading in any material respect.

9.2	There are no insolvency proceedings pending, being contemplated by, or to the Owner’s knowledge based upon reasonable inquiry and investigation, or threatened against the Owner.

9.3	The Owner has not knowingly withheld any information that would be material to a prospective purchaser of the ORRI.

9.4

The Owner acknowledges that the Royalty Holder has entered into this Deed and will pay the Initial Payment in reliance on the representations and warranties set out above. The Owner indemnifies the Royalty Holder against any losses, liabilities, damages, costs, charges or expenses suffered or incurred by the Royalty Holder as a result of a breach of a representation and warranty set out above provided that the Owner’s aggregate liability for breach of warranties and this indemnity is limited to an amount equivalent to the Initial Payment (CPI adjusted from the date of payment of the Initial Fee using the Consumer Price Index (All Groups) for the weighted average of eight Australian capital cities published for a Quarter from time to time by the Australian Bureau of Statistics with the CPI published for the quarter ending 31 December 2022 as the base).

9.5	The Owner shall promptly notify the Royalty Holder if it receives notice of any claim, suit, action or other proceedings that directly impacts the ORRI.

10.	Audit Rights

10.1

The Royalty Holder shall have the right to arrange an independent audit of the Owner’s (or its Related Parties, including B2) books and records with respect to the ORRI (including any records in its possession or control, or that it (or its Related Parties) has the ability to access as a joint venture participant under the JOA and is not prevented from disclosing) (Owner’s Records), limited to once per year and with no less than 10 days’ notice at the Royalty Holder’s sole cost and expense provided that, in respect of any Owner’s Records not in the Owner’s possession or control and that the Owner needs to request from the operator of the JOA (if it is not the operator of the JOA), the Owner shall use reasonable endeavours to obtain those Owner’s Records as soon as reasonably practicable (notwithstanding any time frames for the operator to provide information to participants in the JOA). However, the

Owner shall not be in breach of the 10 day time frame set out above if it uses reasonable endeavours but cannot obtain the requested information within that time frame. The Owner will, subject to entry into appropriate confidentiality arrangements, permit a reputable and independent auditor designated by the Royalty Holder, to visit, and (a) inspect and review such Owner’s Records, (b) to make copies and photocopies from such Owner’s Records and to write down and record such information as such auditor may request, (c) to have access to the Owner’s accounting and working papers subject to such independent auditor’s policies and respecting the availability to working papers, and (d) to reasonably investigate and verify the accuracy of information furnished hereunder in connection with the ORRI, all at the Royalty Holder’s expense. The Owner must make available to the independent auditor such of the Owner’s Records which may reasonably be required for the audit.

10.2	If an audit shows that the ORRI payable in the relevant month(s) (in respect of which the audit is carried out) has been underpaid by 5% or more, the Owner must pay for the audit.

10.3

If the Royalty Holder notifies the Owner of any underpayment or overpayment of the ORRI which the Royalty Holder’s representative considers exists, or the audit determines that any ORRI paid has been calculated in error, and that determination or notification is not disputed by the Owner or is determined in favour of the Royalty Holder in such a dispute, the Owner must, on being provided with a copy of the report of the Royalty Holder’s representative, make an adjustment of the ORRI due for the next month.

10.4

On request in writing from the Royalty Holder, the Owner shall provide all reasonable assistance to enable the Royalty Holder to inspect records of the Minister or any department or authority responsible for monitoring and receiving royalty payments due to the Minister under the Petroleum Act, relating to the calculation of the gross value at the wellhead of Petroleum produced from the Lands. Any such inspection shall be at the Royalty Holder’s cost and may be undertaken no more than once each calendar year.

11.	Term

11.1

This Deed shall be effective on the Effective Date and shall continue in effect until the termination of the Parties’ full performance of their respective obligations under this Deed. The termination of this Deed shall not relieve any Party of any expense, liability or other obligation, or any remedy therefore, which has accrued or attached prior to the date of such termination.

12.	Royalty extinguishment

(a)

Subject to clause 12(b), at any time within 3 years following the Effective Date the Owner may elect, by providing written notice to the Royalty Holder (Extinguishment Notice), to extinguish exactly 50% of the ORRI by making a payment to the Royalty Holder of the amount required under clause 12(c) in immediately available funds to the bank account nominated by the Royalty Holder.

(b)

If the Owner elects to exercise its right to extinguish 50% of the ORRI under this Deed, it must also at the same time elect to exercise its right to extinguish 50% of the ‘ORRI’ under the royalty deeds between the Royalty Holder and the respective owners in respect to EP 136, EP 143, EP(A) 197 and EP 161. Failure to do so shall make any Extinguishment Notice invalid.

(c)

Where the Owner issues an Extinguishment Notice, the extinguishment of 50% of the ORRI shall be conditional on the Owner making the following payment to the Royalty Holder within 10 Business Days of the Extinguishment Notice:

(i)	if the Extinguishment Notice is issued within 6 months of the Effective Date, the Initial Payment multiplied by 1.2;

(ii)	if the Extinguishment Notice is issued within between 6 and 12 months after the Effective Date, the Initial Payment multiplied by 1.4;

(iii)	if the Extinguishment Notice is issued within between 12 and 24 months after the Effective Date, the Initial Payment multiplied by 2;

(iv)	if the Extinguishment Notice is issued within between 24 and 36 months after the Effective Date, the Initial Payment multiplied by 3.

For the avoidance of doubt, the Royalty Holder shall have no right to extinguish the ORRI following the date that is 3 years after the Effective Date.

(d)

If the Owner elects to extinguish 50% of the ORRI under clause 12(a), the Royalty Holder and the Owner shall take all such action as is reasonably necessary (including signing any document) to give effect to the extinguishment of 50% of the ORRI.

(e)

The right to extinguish the ORRI under this clause 12 is personal to Tamboran Resources Limited. In the event this Deed is Transferred by Tamboran Resources Limited to another party, or there is a Change in Control in Tamboran Resources Limited, the extinguishment right in this clause 12 will automatically expire, will be of no further force and effect, and will be incapable of being exercised by the Owner.

13.	Confidentiality

13.1	Each Party must keep confidential and not use or disclose:

(a)	information it receives from another Party to this document in connection to this Deed;

(b)	information about the existence of and the terms of this Deed, their negotiations, and the exercise of rights under this document;

(c)	information that a Party designates as confidential;

(d)	any trade secrets, knowhow and other commercially valuable information of the other Party; or

(e)	any other information a Party knows, or ought to know, is confidential.

13.2	Confidential information does not include information that is publicly known through no fault of the Party to whom the information is disclosed.

13.3	A Party may disclose and use confidential information of another Party if it obtains the written consent of that Party beforehand which may not be unreasonably withheld.

13.4

A Party may disclose confidential information to its own officers, agents, professional advisors, employees, contractors or a Related Body Corporate or any officers of that Related Body Corporate, but only so as to exercise rights or perform obligations under this Deed.

13.5

A Party may disclose the confidential information of a Party if required to do so by law, court order, stock exchange or government agency. If so, it may only disclose the minimum amount of information required and must immediately notify the Party of the requirement.

13.6

If a Party discloses confidential information under clauses 13.3 or 13.4, that Party must ensure that the person to whom the information is disclosed keeps it confidential and complies with this clause 13.

13.7

Each Party acknowledges and agrees that the other Party may suffer loss if there is a breach or threatened to breach of this clause 13, and damages would be an insufficient remedy and in addition to any other available remedy, the other Party is entitled to specific performance and injunctive relief, to prevent a breach of, and to compel performance of, this clause 13.

14.	General

14.1

Notices and other communications in connection with this document must be in writing. They must be sent to the address or email address referred to below and (except in the case of email) marked for the attention of the person referred to below. If the intended recipient has notified changed contact details, then communications must be sent to the changed contact details.

Name	Tamboran Resources Limited
Address	110-112 The Corso Manly NSW 2095, Australia
Email	***
Attention	Eric Dyer

Name	Daly Waters Royalty, LP
Address	303 Colorado Street Suite 2050 Austin, TX 78701 USA
Email	***
Attention	Dan Ferreri

14.2	This document is governed by the law in force in the Northern Territory and each Party submits to the non-exclusive jurisdiction of the courts of that place.

14.3

Where a dispute or difference is required by this Deed to be determined by an expert, or if the Parties otherwise agree to refer a dispute for expert determination, the dispute or difference shall be submitted to an independent expert in accordance with, and subject to, the Resolution Institute Expert Determination Rules and the following provisions apply:

(a)

the expert determination must be conducted by a person or body agreed to by the Parties or, failing agreement within 14 days after a Party proposes a person or body, by the person or body nominated by the Chair of the Resolution Institute (on request by either Party);

(b)

unless otherwise determined by the expert, the costs of obtaining the determination shall be shared by the Parties equally (except that each Party must pay its own advisers, consultants and legal fees and expenses); and

(c)	in making a determination:

(i)	the expert must act in that capacity and not as an arbitrator;

(ii)	the expert’s finding is final and binding upon the Parties in the absence of manifest error; and

(iii)	the expert may employ consultants to assist the expert to carry out his or her duties.

14.4

Subject to clause 14.3, any dispute, controversy or claim arising out of or relating to this document or a breach of it will be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce (Rules) by one or more arbitrators appointed in accordance with the Rules and the arbitration will be conducted in Sydney, Australia. The substantive law applicable will be Northern Territory of Australia law and proceedings will be conducted in English. Any award rendered will be final and binding and judgement may be entered in a Court having jurisdiction and application may be made to that Court for an order of enforcement.

14.5

The Parties shall consult each other with respect to any press release or public announcement concerning this Deed. Any Party shall have the right to issue a press release or public announcement to comply with applicable law, or the applicable rules and regulations of any governmental body or Stock Exchange. The Parties agree to provide a copy of any applicable press release prior to releasing such press releases to the public.

14.6

This Deed, and all the rights, titles, interests, requirements, covenants, obligations, terms and conditions set forth herein, shall be binding upon, and in order to the benefit of, the Parties here too and their respective partners, parties of interest, beneficiaries, heirs, representatives, trustees, and permitted successors and assigns. All documents that are collateral to and supportive of this Deed are supplemental to the terms and conditions of this Deed and the terms and conditions of this Deed shall control in the event of any conflict or question that might arise between such document, including the exhibits attached, that is collateral to the support of this Deed and this Deed itself.

14.7	The Parties agree to pay their own costs and expenses in connection with the preparation, negotiation, execution and completion of this document.

14.8

The Owner agrees to pay all stamp duty, registration fees and similar taxes payable or assessed as being payable in connection with this document or any other transaction contemplated by this document (including any fees, fines, penalties and interest in connection with any of those amounts). However, the Owner need not pay, reimburse or indemnify against any fees, fines, penalties or interest to the extent they have been imposed because of the Royalty Holder’s delay.

14.9	The Parties will execute and do all acts and things necessary or desirable to implement and give full effect to the provisions and purpose of this Deed.

14.10

This Deed may be executed in any number of counterparts and by different Parties in separate counterparts. Each counterpart when so executed is deemed an original but all of which together constitute one and the same instrument.

14.11

If the vesting of any interest under this Deed would, but for this clause, be void under the rule against perpetuities at common law or under any statute imposing perpetuity periods, then that interest terminates one day before the end of the maximum time from the date of this Deed permitted by the laws of Northern Territory for that interest to be valid.

14.12

If any term or other provision of this Deed is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Deed shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Deed so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

[Execution page overleaf]

Signed sealed and delivered by Tamboran Resources Limited by:

/s/ Joel Riddle	/s/ Joanna Elizabeth Morbey
Director	Secretary

Joel Riddle	Joanna Elizabeth Morbey
Name (print)	Name (print)

Signed sealed and delivered by Daly Waters Royalty, LP a Delaware Limited Partnership:

/s/ Daniel Ferreri	Daniel Ferreri
Authorised signatory	Name of Authorised signatory

In the presence of:

/s/ Stephanie Reed	Stephanie Reed
Witness	Witness name (print)

Schedule A

DESCRIPTION OF EXPLORATION PERMITS

•	Exploration Permit 76 (EP 76): Granted 8 March 2001 by the Minster for Mines and Energy, Northern Territory, Australia, and renewed by the Minister on 2 May 2014, containing 23 blocks m/1.

•

Exploration Permit 98 (EP 98): Granted 4 February 2004 by the Minister for Business, Industry and Resource Development, Northern Territory, Australia, and renewed on 2 May 2014, containing 125 blocks m/I.

•

Exploration Permit 117 (EP 117): Granted 14 March 2006 by the Department of Business, Industry and Resource Development, Northern Territory, Australia, and renewed by the Minister on 2 May 2014, containing 78 blocks m/l.

Exploration Permit Details	the Owner’s Origin Interest (%)	Status	Gross Acres
Exploration Permit EP-76	77.5	Exploration	~
Exploration Permit EP-98	77.5	Exploration	~
Exploration Permit EP-117	77.5	Exploration	~
			3,975,753